Exhibit 99.1

TYME Receives FDA Guidance on Pivotal Trial for SM-88 in Treatment for Advanced Pancreatic Cancer

NEW YORK, February 25, 2019 (GLOBE NEWSWIRE) – Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing metabolic-based cancer therapies, announced that it received design guidance for a registrational trial from the U.S. Food and Drug Administration (FDA) on a drug development pathway for SM-88 in third-line pancreatic cancer during a recent Type C meeting. The planned trial is intended to be a pivotal trial in the third-line setting to support a submission for FDA approval upon achievement of the trial endpoints and satisfaction of customary regulatory requirements.

SM-88 is an investigational oral metabolic-based cancer therapy being studied for the treatment of patients with advanced pancreatic cancer. Based on the FDA’s feedback, as well as ongoing discussions with the TYME Pancreatic Medical Advisory Board, TYME is in the process of finalizing a randomized pivotal trial protocol with a primary endpoint of overall survival.

“We thank the FDA for its guidance, which provides instruction for our regulatory path forward in a patient population that has no standard of care and an expected prognosis of only a few months survival,” said Steven Hoffman, Chairman and CEO at Tyme Technologies, Inc. “By leveraging our existing trial infrastructure from our TYME-88-Panc study, and the momentum generated from the first stage of that trial, we aim to advance a treatment that could offer both patients and physicians a needed option for third-line advanced pancreatic cancer as quickly as possible.”

The TYME-88-Panc results are from an investigational study. SM-88 is not approved for the treatment of patients with advanced pancreatic cancer.

About Advanced Pancreatic Cancer

Advanced pancreatic cancer is a difficult-to-treat cancer with the lowest survival rates among all cancer types. Across all patients with pancreatic cancer, relative 5-year survival is 8% and is less than 3% for those with advanced disease.1 The median survival for patients in end-stage of the disease is approximately 3 months.2 There are two main types of pancreatic cancer - adenocarcinomas, which accounts for approximately 90% of all pancreatic cancer, and neuroendocrine tumors. Pancreatic cancer is relatively uncommon with new cases accounting for only 2.1% of all newly diagnosed cancers. However, pancreatic cancer is the fourth most common cause of cancer death for men and women in the United States.

About SM-88

SM-88 is an investigational oral therapy that uses a proprietary dysfunctional tyrosine derivative that is hypothesized to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor response across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

[1]	Statistics adapted from the American Cancer Society’s (ACS) publication, Cancer Facts & Figures 2018.
[2]	Manax et al 2019 J Clin Oncol 37, 2019 (suppl 4; abstr 226)

Contact

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Source: Tyme Technologies, Inc.